Exhibit 99
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                                                    Contacts: Ron Hutchison
                                                          Aurora Foods Inc.
                                                               314-801-2310

                                                           Chuck Dohrenwend
                                                                Alan Oshiki
                                                 Broadgate Consultants Inc.
                                                               212-232-2222

FOR IMMEDIATE RELEASE
---------------------


             Aurora Foods' Corporate Functions Will Be Consolidated
                       with Pinnacle Foods in New Jersey

                     Aurora's Plant Operations Not Affected
                    ________________________________________


ST. LOUIS, January 22, 2004 - Aurora Foods Inc. (OTCBB: AURF), a producer and marketer of leading food brands, today announced integration plans for the combined operations of Aurora and Pinnacle Foods Holding Corporation following its pending reorganization under Chapter 11 of the U.S. Bankruptcy Code and its previously announced merger with Pinnacle Foods.

         In furtherance of its plan to achieve cost savings and management and operating efficiencies, the new management team, led by Pinnacle Foods' Chief Executive Officer, C. Dean Metropolous, intends to consolidate the combined company's corporate functions at Pinnacle Foods' headquarters in Mountain Lakes, N.J. and Cherry Hill, N.J., closing the Aurora facilities in St.
Louis, Mo. Aurora's plant operations in Erie, Pa., Jackson, Tenn., Matoon, Ill., and St. Elmo, Ill. are intended to remain in operation after the merger, with employment levels substantially unchanged from today's levels.

         As part of the consolidation, most of Aurora's St. Louis employees will be terminated. Terminated employees will receive severance payments based upon contractual obligations or length of service.


         As previously announced, the Delaware Bankruptcy Court has scheduled a confirmation hearing on Aurora's Reorganization Plan on February 17, 2004. Aurora's Reorganization Plan and its merger with Pinnacle Foods remain subject to a number of conditions, including receipt of financing and bankruptcy court approvals. No assurance can be given that the conditions to closing the transaction will be satisfied, or that the transaction ultimately will be consummated.

         Aurora will continue to operate in the ordinary course and expects to conduct its business without interruption during the reorganization process.

About Aurora Foods Inc.
-----------------------

         Aurora Foods Inc., based in St. Louis, Missouri, is a producer and marketer of leading food brands, including Duncan Hines(R) baking mixes; Log Cabin(R), Mrs. Butterworth's(R) and Country Kitchen(R) syrups; Lender's(R) bagels; Van de Kamp's(R) and Mrs. Paul's(R) frozen seafood; Aunt Jemima(R) frozen breakfast products; Celeste(R) frozen pizza; and Chef's Choice(R) skillet meals. More information about Aurora may be found on the Company's Web site at http://www.aurorafoods.com.

CAUTIONARY NOTE: Statements contained in this press release that are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from the forward-looking statements contained in this release and which may affect the Company's prospects in general. For a summary of such risks and uncertainties, see the Company's periodic reports and other filings with the Securities and Exchange Commission.


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